                              EMPLOYMENT AGREEMENT

         AGREEMENT, by and between Consolidated Edison, Inc., a New York corporation ("CEI"), and Eugene R. McGrath (the "Executive"), dated as of September 1, 2000.

         WHEREAS, the Executive is currently serving as Chairman of the Board of Directors of CEI (the "Board"), President and Chief Executive Officer of CEI, and as Chairman of the Board of Trustees and Chief Executive Officer of its subsidiary, Consolidated Edison Company of New York, Inc. ("CECONY"), a New York corporation, such corporations hereinafter collectively referred to as the "Company";

         WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

         NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

         1.   General.
              -------

         (a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the Employment Period.

         (b) Term. The term of the Executive's employment under this Agreement (the "Initial Employment Period") shall commence as of the date hereof (the "Effective Date") and shall continue until August 31, 2005. If the Executive elects to retire prior to such date, the Initial Employment Period shall end on the date of retirement. The Initial Employment Period shall be automatically extended without further action of either party for additional one year periods, unless written notice of either party's intention not to extend has been given to the other party at least six months prior to the expiration of the Initial Employment Period or any such one year extension; provided that the maximum number of such one year extensions shall not exceed two and the second extension shall expire on February 28, 2007. Collectively, the Initial Employment Period and each such extension (if any) are herein referred to the "Employment Period".

         2.   Position, Duties and Powers of the Executive.
              --------------------------------------------

         (a) Position. During the Employment Period, the Executive shall serve as Chairman of the Board and Chief Executive Officer of CEI and as Chairman of the Board and Chief Executive Officer of CECONY.

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         (b) Reporting, Duties and Powers. During the Employment Period, the
Executive shall report directly to the Board of Directors of CEI (the "Board"). As Chief Executive Officer of CEI, he shall be the highest ranking officer of CEI with plenary powers of the supervision and direction of the business and affairs of CEI and its subsidiaries and affiliates.

         (c) End of Employment Period. Upon his Date of Termination, as hereinafter defined, whether before or at the end of the Employment Period (the "Retirement Date"), the Executive will retire from all offices held with the Company and shall be entitled to a pension unreduced for early retirement and calculated in accordance with Section 3(f) hereof (hereinafter referred to as "Retirement").

         (d) Board Membership. The Executive shall continue as a member of, and as Chairman of, the Board on the first day of the Employment Period through the end of his current term ending with the Annual Meeting of Stockholders in 2001. Thereafter, the Board shall nominate the Executive for re-election to the Board throughout the Employment Period in accordance with its customary practice for nominations to the Board, and shall elect him Chairman of the Board if elected as a director by the shareholders. At the end of the Employment Period, the Executive may continue as a member of the Board and be considered for nomination for reelection to the Board thereafter, in accordance with the Board's customary practice for nominations and its Retirement Policy.

         (e) Other Positions. In addition to serving as Chairman and Chief Executive Officer of CEI, the Executive is also presently serving as President of CEI and as Chairman of the Board and Chief Executive Officer of CECONY. The Executive agrees to serve, if elected, at no additional compensation in the position of officer or director of any direct or indirect subsidiary or affiliate of CEI.

         (f) Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform such responsibilities in a professional manner. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an officer and director of the Company in accordance with this Agreement and are in compliance with the Company's Code of Conduct.

         (g) Location. During the Employment Period, the Company's headquarters shall be located in New York, New York, and the Executive shall be employed at such headquarters, except for reasonably required travel on the Company's business.

         3.   Compensation.
              ------------

         Except as modified by this Agreement, the Executive's compensation shall be provided in accordance with the Company's standard compensation and payroll practices as in effect from time to time. The aggregate of Base Salary, Annual Incentive Compensation and Long-Term Incentive Compensation in paragraphs
(a), (b) and (c) below shall be determined by the Executive Personnel and Pension Committee of the Board (the "Compensation Committee") based upon competitive practices for chief executive officers of companies of comparable size and standing in the same industry.

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         (a) Base Salary. The annual rate of base salary payable to the
Executive during the Employment Period (the "Annual Base Salary") shall be his annual rate of base salary approved by the Board, effective as of September 1, 2000. During the Employment Period, the Annual Base Salary shall be reviewed by the Compensation Committee for possible increase at least annually. Any increase in Annual Base Salary shall be approved by the Board. Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

         (b) Annual Incentive Compensation. The Board has established and intends to continue an annual incentive compensation plan for the benefit of the officers and other key employees of the Company, including the Executive, based on competitive practices for companies of comparable size and standing in the same industry. Any performance objectives for the Executive in respect of such incentive compensation plan will be determined by the Compensation Committee in accordance with past practices. Currently, the Executive participates in CECONY's annual incentive plan, the Executive Incentive Plan. In the event that the Executive's employment ends for any reason, all mandatorily deferred amounts under such Plan shall be immediately vested and nonforfeitable and paid to him in accordance with his applicable payment election then in effect.

         (c) Long-Term Incentive Compensation. CEI currently has, and the Board intends to continue, a long-term incentive compensation program, currently consisting of a stock option plan, for the benefit of the officers and other key employees of the Company, including the Executive, based on competitive practices for companies of comparable size and standing in the same industry. In addition to stock options, such program may in the future provide for stock appreciation rights, restricted stock or stock units, performance stock or units and/or other types of long-term incentive awards. The Board, subject to any required shareholder approval, will determine the Company's long term incentive compensation program, and the type and amount of equity and any other long-term incentive grants provided under the program will be determined by the Compensation Committee from time to time, provided that any such award shall provide by its terms that it will either (i) vest and/or become exercisable upon the Executive's retirement and remain exercisable until the third anniversary of the Executive's date of retirement or (ii) remain outstanding notwithstanding the Executive's termination of employment and continue to vest and/or become exercisable, as though the Executive's employment had not terminated, until the later of (x) the third anniversary of the Executive's date of retirement and (y) 90 days from the date that a stock option or other award (or portion thereof) first becomes exercisable, but in no event beyond the original term thereof.

         (d) Stock Award. In consideration of the commitment he will assume during the Employment Period, the Executive shall be granted an award (the "Restricted Stock Unit Award") of restricted stock units ("Units") with respect to 200,000 shares of the Common Shares ($.10 par value) of CEI ("Stock"), effective as of the Effective Date, in accordance with the following terms and conditions:

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         (i) Each Unit shall represent the right, upon vesting, to receive one share of Stock. The shares of Stock issuable in respect of the vesting of Units shall be shares purchased by the Company or its agent on the open market. In the event any of the shares issuable in respect of Units pertaining to the Restricted Stock Unit Award shall be forfeited, CEI may re-apply such shares for its corporate purposes in its discretion.

         (ii) The Executive's Units shall vest in accordance with the following schedule, provided that the Executive has remained continuously employed by the Company, or its successor, during the Employment Period through the dates indicated below:

     Date       Percentage of Then Outstanding NonVested Units
                (which shall include any dividend equivalents credited thereon)

     08/31/2003             50%
     08/31/2004             50%
     08/31/2005             100%

 If, during the Employment Period, the Company terminates the Executive's employment for Cause or the Executive terminates his employment without Good Reason, including Retirement prior to September 1, 2003, the Executive shall forfeit all right to Units that are not then vested as of the Date of Termination. If, during the Employment Period, the Company shall terminate the Executive's employment without Cause or the Executive terminates his employment for Good Reason, or the Executive's employment terminates by reason of death or Disability, the Executive's Units shall fully and immediately vest as of the Date of Termination.

         (iii) Once Units shall vest, CEI shall promptly issue to the Executive a certificate for the shares of Stock represented thereby without any legend or restriction (other than may be required by law). Prior to vesting, Units shall represent an unfunded promise to deliver Stock upon vesting thereof.

         (iv) Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or disposition in contravention of the foregoing shall be null and void and of no effect.

         (v) Except as otherwise provided herein, the Executive shall have no rights of a stockholder with respect to the shares of Stock represented by Units, including no right to vote the shares, to receive dividends and other distributions thereon and to participate in any change in capitalization of CEI. In the event of any change in capitalization resulting in the issuance of additional shares to the CEI shareholders, the shares of Stock represented by the Executive's Units shall be equitably adjusted as determined in good faith by the Compensation Committee. Prior to the delivery of shares of Stock upon vesting of Units, at the time of each distribution of any regular cash dividend paid by CEI in respect of Stock, the Executive shall be entitled to receive a cash payment from the Company equal to the aggregate regular cash dividend payment that would have been made in respect of the shares of Stock subject to Units that have not yet vested, as if the shares subject to such Units had actually been delivered to the Executive, provided, that no such payment in respect of Units shall be made if, prior to the time such payment is due, the Executive's rights with respect to such Units have previously terminated under this Agreement. In the event of a dividend payable in shares of Stock instead of cash, the Executive shall be entitled to receive on the distribution date additional Units in such number that would have been received in respect of the shares of Stock represented by Units that have not yet vested, as if the shares represented by such Units had actually been delivered to the Executive. Prior to the commencement of a calendar year, beginning with calendar year 2002, the Executive shall have the right to elect to defer the receipt of any dividend equivalent cash payments that may become payable to the Executive in the calendar year and to have such cash payments invested under the Company's Deferred Income Plan according to the terms and conditions of the Deferred Income Plan.

         (vi) Unless the shares of Stock represented by his Units that are to be issued to the Executive have been registered pursuant to a registration statement under the Securities Act of 1933, prior to receiving such shares the Executive shall represent in writing to CEI that such shares are being acquired for investment purposes only and not with a view towards the further sale or distribution thereof and shall supply CEI with such other documentation as may be required by CEI, unless in the opinion of counsel to the CEI such representation, agreement or documentation is not necessary to comply with the Securities Act of 1933 and the rules and regulations thereunder.

         (vii) CEI shall not be required to deliver any shares subject to this Restricted Stock Unit Award until the shares have been listed on each securities exchange on which shares of Stock are listed or until there has been qualification under or compliance with such state and federal laws, rules or regulations that CEI may deem applicable. CEI will use its best efforts to obtain such listing, qualification and compliance.

         (viii) The Compensation Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the Restricted Stock Unit Award, including, but not limited to (1) withholding delivery of the certificate for shares of Stock until the Executive reimburses the Company for the amount it is required to withhold with respect to such taxes, (2) the canceling of any number of shares of Stock issuable to the Executive in an amount necessary to reimburse the Company for the amount it is required to so withhold, or (3) withholding the amount due from the Executive's other compensation.

         (ix) The Executive may elect to defer all or a portion of the receipt of Stock in respect of Units according to terms and conditions established by the Compensation Committee for such deferrals.

         (e) Employee Benefit Programs. During the Employment Period, (i) the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the same extent as other senior executives of the Company and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, and, upon retirement, all applicable retirement benefit plans to the same extent and subject to the same terms, conditions, cost-sharing requirements and the like, as other senior executives of the Company, as such plans may be amended from time to time, and as supplemented hereby. During the Employment Period, no benefit coverage available to the Executive and/or to his family under any such plan, practice, policy or program shall be materially reduced without the prior written consent of the Executive, unless a substantially equivalent reduction is applied to the other senior executives of the Company, provided, however, that the exception for across-the-board reductions shall not apply following a Change in Control (as defined below) and, further provided, that the Executive shall be provided during the Employment Period with life insurance providing for a death benefit, as a multiple of Annual Base Salary, at least equal to the insurance coverage provided by the Company to the Executive immediately prior to the date hereof, including the cash value feature. To the extent not inconsistent with the provisions of this Agreement, the provisions of Section 3(d) of the CECONY Employment Agreement defined below are incorporated herein by reference.

         (f) Supplemental Retirement Benefits. During the Employment Period, the Executive shall participate in CECONY's Retirement Plan for Management Employees, and also in CECONY's Supplemental Retirement Income Plan and such other supplemental executive retirement plans as may be adopted and amended by the Company from time to time ("SERPs"), such that the aggregate value of the retirement benefits that he and his beneficiaries will receive at the end of the Employment Period under all pension benefit plans of the Company and its affiliates (whether qualified or not) will not be less than the benefits he would have received had he continued, through the end of the Employment Period, to participate in such plans, as in effect immediately before the date hereof and giving effect to the benefit calculation, deferral, service credits and payment terms set forth in Section 3(c) of the employment agreement dated May 22, 1990, as amended by Amendment Nos. 1-11, between CECONY and the Executive (the "CECONY Employment Agreement"), the terms of which Section 3(c) are incorporated herein by reference. It is agreed that the Restricted Stock Unit Award and any dividends or other distributions in respect of the Restricted Stock Unit Award shall not be included in SERP or other any pension calculation.

         (g) Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company shall promptly reimburse him for all such expenses in accordance with the policies of the Company in effect from time to time for reimbursement of expenses for senior executives, and subject to documentation provided by the Executive in accordance with such Company policies.

         (h) Fringe Benefits. During the Employment Period, the Executive shall be furnished with such fringe benefits and perquisites as are customary for the Chairman and Chief Executive Officer of a corporation of the size and nature of, and in the same industry as, the Company and shall participate in all fringe benefits and perquisites available to senior executives of the Company on terms and conditions that are commensurate with his positions and responsibilities at the Company.

         (i) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with Company policy for its most senior executives as in effect from time to time, but not less than five weeks' vacation per annum.

         (j) Deferred Compensation. The Executive will retain all of his rights in any compensation deferred prior to the date hereof in accordance with Section 4 of the CECONY Employment Agreement, including earnings thereon, and CECONY's Executive Incentive Plan and Deferred Income Plan, including earnings thereon, and following the date hereof the obligations of CECONY to pay such deferred compensation at the times and in the manner specified in such Agreement and Plans will continue; provided that in lieu of the payment and valuation provisions in Section 4 of the CECONY Employment Agreement, the Executive may elect to have such deferred compensation invested and paid under CECONY's Deferred Income Plan. Section 4 of the CECONY Employment Agreement is incorporated herein by reference, and CEI will cause CECONY to fulfill all its obligations under such Section 4 in accordance with their terms.

         4.   Termination of Employment.
              -------------------------

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 4(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means that (i) the Executive has been unable, for the period, if any, specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive days, to perform the Executive's duties under this Agreement and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives.

         (b)  By the Company.
              --------------

         (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (A) willful and continued failure by the Executive to substantially perform his duties under this Agreement or (B) the conviction of the Executive of a felony or the entering by the Executive of a plea of nolo contendere to a felony, in either case having a significant adverse effect on the business and affairs of the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Company expressly acknowledges that Cause will not exist merely because of a failure of the Company or its affiliates to meet budgeted results.

         (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies. Such notice shall be given no later than 60 days after the act or failure (or the last in a series of acts or failures) that the Company alleges to constitute Cause. The Executive shall have 30 days after receiving the Notice of Termination for Cause in which to cure such act or failure, to the extent such cure is possible. If the Executive fails to cure such act or failure to the reasonable satisfaction of the Board, the Company shall give the Executive a second written notice stating the date, time and place of a special meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, which special meeting shall take place not less than ten and not more than twenty business days after the Executive receives notice thereof. The Executive shall be given an opportunity, together with counsel, to be heard at the special meeting of the Board. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at such special meeting by the affirmative vote of a majority of the Board stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

         (c)  Good Reason.
              -----------

         (i) The Executive may terminate his employment for Good Reason or without Good Reason. For purpose of this Agreement, "Good Reason" shall mean:

         (A) any adverse change in the Executive's titles, authority, duties, responsibilities and reporting lines as specified in Sections 2(a) and 2(b) of this Agreement, or the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions to be held by the Executive pursuant to this Agreement;

         (B) the failure by the Board to elect the Executive to the positions of Chairman and Chief Executive Officer of CEI and of CECONY during the Employment Period;

         (C) the failure by the Board to nominate the Executive for reelection to the Board at any annual meeting of CEI's shareholders during the Employment Period at which the Executive's term as a director is scheduled to expire;

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

         (D) the appointment, without the Executive's prior written consent, at any time during the Employment Period of any person other than the Executive to (x) the positions specified in Sections 2(a) and 2(e) or (y) any other position or title conferring similar status or authority;

         (E) any reduction in the Executive's salary, target annual bonus, target long-term incentive or Retirement benefit;

         (F) any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in Section 2(g);

         (G) any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

         (H) any failure by CEI to comply with Section 10(c) of this Agreement;
     or

         (I) any other material breach of this Agreement by the Company that either is not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from the Executive.

Following a Change in Control that is recommended to the Board by the Executive, Sections 4(c)(i) (A), (B), (C) and (D) shall not permit the Executive to terminate his employment for Good Reason so long as during the remainder of the Employment Period, the Board nominates the Executive as a director of the surviving parent corporation, his office with the surviving parent corporation is Chairman, Vice Chairman or President, and his executive position with the surviving parent corporation is Chief Executive Officer or Chief Operating Officer; and the provisions of Sections 2(a), (b) and (d) shall be deemed modified to reflect such offices, positions and duties as are so held by the Executive.

Following a Change in Control, the Executive's determination that an act or failure to act constitutes Good Reason shall be conclusively presumed to be valid unless such determination is decided to be unreasonable by an arbitrator pursuant to Section 9.

         (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Unless the Board determines otherwise, a Notice of Termination for Good Reason by the Executive must be made within 60 days after the Executive first has actual knowledge of the act or omission (or the last in a series of acts or omissions) that the Executive alleges to constitute Good Reason, and the Company shall have 30 days from the receipt of such Notice of Termination for Good Reason to cure the conduct cited therein. A termination of employment by the Executive for Good Reason shall be effective on the final day of such 30-day cure period unless prior to such time the Company has cured the specific conduct asserted by the Executive to constitute Good Reason to the reasonable satisfaction of the Executive (unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given) as of which such termination shall be effective).

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

         (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice specifying the effective date of termination.

         (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the effective date specified in a notice of a termination of employment without Good Reason from the Executive to the Company, or Retirement, as the case may be.

         5. Obligations of the Company upon Termination.
            --------------------------------------------

         (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability, or the Executive shall terminate his employment for Good Reason:

         (i) the Company shall pay to the Executive in a lump sum in cash, within 15 days after the Date of Termination, the aggregate of the amounts set forth in clauses A, B and C below:

         A.    The sum of:

               (1) the Executive's Annual Base Salary through the Date of Termination;

               (2) the product of (x) the "target" annual bonus as in effect under the Company's annual incentive plan for the calendar year in which occurs the Date of Termination or, if no such target annual bonus has been established for the Executive for that year, for the immediately preceding calendar year (the "Target Bonus") and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365; and

               (3)  any accrued vacation pay;

          in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations");

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

          B. the amount equal to the product of (1) two and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Target Bonus; and

          C. an amount equal to the excess of (1) the actuarial equivalent of the benefit under the Company's applicable qualified defined benefit retirement plan in which the Executive is participating immediately prior to his Date of Termination (the "Retirement Plan") (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the date of this Agreement), any nonqualified defined benefit SERPs in which the Executive participates and, to the extent applicable, any other defined benefit retirement arrangement between the Executive and the Company ("Other Pension Benefits") which the Executive would receive if the Executive's employment continued for two additional years beyond the Date of Termination, assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation for such deemed additional period was the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination and assuming a bonus in each year during such deemed additional period equal to the Target Bonus, over (2) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan, the nonqualified defined benefit SERPs and Other Pension Benefits as of the Date of Termination (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the date of this Agreement).


         (ii) the Restricted Stock Unit Award shall vest in accordance with
     Section 3(d)(ii) above;

         (iii) any stock awards (other than the Restricted Stock Unit Award), stock options, stock appreciation rights or other equity-based awards that were outstanding immediately prior to the Date of Termination ("Prior Equity Awards") shall vest as of the Date of Termination and shall remain outstanding and shall be exercisable as though the Executive's employment had not terminated until the later of (x) the third anniversary of the Date of Termination and (y) 90 days from the date that the Prior Equity Award (or portion thereof) first becomes exercisable, but in no event beyond the end of the original term thereof, and the Company shall take all such actions as may be necessary to effectuate the foregoing;

         (iv) for two years after the Executive's Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the medical, prescription, dental and life insurance plans, programs, practices and policies described in Section 3(e) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided however, that if the Executive becomes re-employed with another employer and is eligible to receive medical, prescription or dental benefits under another employer-provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. The Executive's right to continued eligibility under the Company's medical, prescription and dental plans under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), shall commence at the end of the period described hereinabove in this clause (iv). For purposes of determining eligibility (but not time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period;

         (v) any compensation previously deferred (other than pursuant to a tax-qualified plan) by or on behalf of the Executive (together with any accrued interest or earnings thereon), whether or not then vested, shall become vested on the Date of Termination and shall be paid in accordance with the terms of the plan, policy or practice under which it was deferred;

         (vi) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services suitable to the Executive's position for a period not to exceed two years or until the Executive reaches age 65, whichever shall first occur, with a nationally recognized outplacement firm; and,

         (vii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other vested amounts or vested benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than medical, prescription or dental benefits if the Executive is eligible for such benefits to be provided by a subsequent employer), including earned but unpaid stock and similar compensation but excluding any severance plan or policy (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

         (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive voluntarily terminates employment during the Employment Period, excluding a resignation for Good Reason, this Agreement shall terminate without further obligations to the Executive other than for amounts described in Sections 5(a)(i)(A)(1) and 5(a)(i)(A)(3) and the timely payment or provision of Other Benefits (unless the terms of such Other Benefits provide for forfeiture upon termination for Cause or termination for other than Good Reason). In such case, all such amounts shall be paid to the Executive in a lump sum within 30 days of the Date of Termination.

         (c) Death. If the Executive's employment terminates by reason of the Executive's death during the Employment Period, all Accrued Obligations as of the time of death shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Executive's estate or beneficiary shall be entitled to any Other Benefits in accordance with their terms. In addition, the Restricted Stock Unit Award shall vest in accordance with Section 3(d)(ii) above. Any Prior Equity Awards shall vest and/or become exercisable, as the case may be, as of the Date of Termination and the Executive's estate or beneficiary, as the case may be, shall have the right to exercise any such stock option, stock appreciation right or other exercisable equity-based award until the earlier of (A) one year from the Date of Termination (or such longer period as may be provided under the terms of any such stock option, stock appreciation right or other equity-based award) and
(B) the normal expiration date of such stock option, stock appreciation right or other equity-based award.

         (d) Disability. If the Executive's employment is terminated by reason of Disability during the Employment Period, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Executive shall be entitled to any Other Benefits in accordance with their terms. In addition, the Restricted Stock Unit Award shall vest in accordance with Section 3(d)(ii) above. Any Prior Equity Awards shall vest immediately and/or become exercisable, as the case may be, and the Executive shall have the right to exercise any such stock option, stock appreciation right or other exercisable equity-based award until the earlier of
(A) one year from the Date of Termination (or such longer period as may be provided under the terms of any such stock option, stock appreciation right or other equity-based award) and (B) the normal expiration date of such stock option, stock appreciation right or other equity-based award.

         (e) Retirement. If the Executive's employment terminates at the expiration of the Employment Period (or at any earlier date at which the Executive elects to retire under any retirement plan maintained by the Company), the Executive shall be paid the Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination and the Executive shall be entitled to any Other Benefits in accordance with their terms. Upon the Executive's retirement, unless the Board otherwise determines, there shall be no acceleration of vesting of any portion of the Restricted Stock Unit Award not yet earned. The Executive agrees not to retire (except for any Disability) prior to September 1, 2003.

         6.   Change in Control.
              -----------------

         (a) Benefits Upon a Change in Control. Upon the occurrence of a Change in Control during the Employment Period, the Restricted Stock Unit Award shall continue in effect and vest (or be forfeited) in accordance with provisions of this Agreement as though no Change in Control had occurred, except that, as appropriate, the shares of Stock represented by the Restricted Stock Unit Award shall be treated the same as all other shares of Stock of CEI in any transaction constituting a Change in Control. The Executive's rights upon a termination of employment that occurs following a Change in Control shall be as specified in
Section 5 generally for termination of employment, except (i) the amount payable under Section 5(a)(i)(B) shall be three times the sum of (x) the Executive's Annual Base Salary and (y) the Target Bonus; (ii) the amount payable under
Section 5(a)(i)(C) shall be determined as if the Executive had remained employed for three additional years after the Date of Termination and (iii) the benefits under Section 5(a)(iv) shall be provided for three years after the Date of Termination and the Executive's eligibility (but not the time of commencement of such benefits) for retiree benefits pursuant to such plans, practices, programs and policies shall be determined as if the Executive had remained employed until three years after the Date of Termination and to have retired on the last day of such period.

         (b) Definition. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events after the date of this
Agreement:

         (i) any "person" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of CEI (not including in the securities beneficially owned by such person any securities acquired directly from CEI or its affiliates) representing 20% or more of the combined voting power of CEI's then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

         (ii) the following individuals cease for any reason to constitute a majority of the number of directors of CEI then serving: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CEI) whose appointment or election by the Board or nomination for election by CEI's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

         (iii) the shareholders of CEI approve or there is consummated a merger or consolidation of CEI or any direct or indirect wholly-owned subsidiary of CEI with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of CEI outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CEI or any subsidiary of CEI, at least 65% of the combined voting power of the securities of CEI or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of CEI (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of CEI representing 20% or more of the combined voting power of CEI's then outstanding securities; or

         (iv) the shareholders of CEI approve a plan of complete liquidation or dissolution of CEI or there is consummated an agreement for the sale or disposition by CEI of all or substantially all of CEI's assets, other than a sale or disposition by CEI of all or substantially all of CEI's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of CEI in substantially the same proportions as their ownership of CEI immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CEI immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CEI immediately following such transaction or series of transactions.

         7.    Confidential Information; No Competition.
              ----------------------------------------

         (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (defined below) relating to the Company or any of its affiliates or subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Upon termination of the Executive's employment, he shall return to the Company all Company information. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except (x) otherwise publicly available information, or (y) as may be necessary to enforce his rights under this Agreement or necessary to defend himself against a claim asserted directly or indirectly by the Company or its affiliates. Unless and until a determination has been made in accordance with Section 7(d) or Section 9 hereof that the Executive has violated this Section 7, an asserted violation of the provisions of this Section 7 shall not constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         (b) As used herein, the term "confidential information, knowledge or data" means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its affiliates and subsidiaries, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by the Executive prior to employment with CECONY, and information received by the Executive from sources other than the Company or its affiliates and subsidiaries, without obligation of confidentiality.

         (c) The confidential knowledge, information and data, as defined in the previous paragraph, gained in the performance of the Executive's duties hereunder may be valuable to those who are now, or might become, competitors of the Company or its affiliates and subsidiaries. Accordingly, the Executive agrees that he will not, for the period of two years from Date of Termination, directly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any business which is in direct competition with any business maintained by the Company and/or its affiliates and subsidiaries as of the Date of Termination. Further, the Executive agrees that, for two years following the Date of Termination, he will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of any person who was a managerial or higher level employee of the Company at any time during the term of the Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing agreement of the Executive shall not apply to any person after 6 months have elapsed subsequent to the date on which such person's employment by the Company has terminated. In the case of any such prohibited activity, the Executive shall not be entitled to post-employment payments under this Agreement (including any unpaid installments of the Restricted Stock Unit Award), and the Executive shall return or repay to the Company a portion of any installments of the Restricted Stock Unit Award that have vested in accordance with Section 3(d) (ii) during the two year period immediately preceding such prohibited activity which is equal to the amount of such installments paid within such two year period times a fraction, the numerator of which is the number of months from the commencement of such activity to the date that is 24 months after the Date of Termination and the denominator of which is 24. This Section 7(c) shall be inapplicable upon the occurrence of a Change in Control.

         (d) In the event of a breach by the Executive of any of the agreements set forth in Paragraphs (a), (b) or (c) above, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by the Executive. In the event that the Company should initiate any legal action for the breach or enforcement of any of the provisions contained in this Section 7 and the Company does not prevail in such action, the Company shall promptly reimburse the Executive the full amount of any court costs, filing fees, attorney's fees which the Executive reasonably incurs in defending such action, and any loss of income during the period of such litigation.

          8.    Full Settlement.
                ---------------

         (a) No Duty to Mitigate; No Reduction. Except as provided in Section 7(c), and except to the extent that a Court under Section 7(d) or an arbitrator appointed under Section 9 shall determine to permit an offset in respect of a violation by the Executive of his obligations under Section 7, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5(a)(iv) and Section 5(a)(vii) with respect to certain medical and dental benefits, such amounts shall not be reduced whether or not the Executive obtains other employment.

         (b) Non-exclusivity of Rights. Except as provided in Section 7(c), nothing in the Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to Section 12(g), shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any or its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the incentive compensation plans referred to in Section 3(c), the SERPs, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

          9.    Disputes.
                --------

         Except with respect to equitable relief provided for in Section 7(d), any dispute about the validity, interpretation, effect or alleged violation of this Agreement shall be resolved by confidential binding arbitration to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereover. All costs and expenses incurred by the Company or the Executive or the Executive's beneficiaries in connection with any such controversy or dispute, including without limitation reasonable attorney's fees, shall be borne by the Company as incurred, except that the Executive shall be responsible for any such costs and expenses incurred in connection with any claim determined by the arbitrator(s) to have been without reasonable basis or to have been brought in bad faith. The Executive shall be entitled to interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, on any delayed payment which the arbitrator(s) determine he was entitled to under this Agreement.

         10.    Successors.
                ----------

         (a) No Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of CEI shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Executive's legal representatives.

         (b) Successors to CEI. This Agreement shall inure to the benefit of and be binding upon and enforceable by CEI and its successors and assigns.

         (c) Performance by a Successor to CEI. CEI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CEI to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CEI would be required to perform it if no such succession had taken place. As used in this Agreement, "CEI" shall mean CEI as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, including New CEI which is to be established upon consummation of the merger with Northeast Utilities pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 11, 2000, among CEI, Northeast Utilities, CWB Holdings, Inc. and N Acquisition LLC if such transaction is consummated.

         11.    Certain Additional Payments by the Company.
                ------------------------------------------

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm as may be jointly designated by the Executive and the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within 15 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 11(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         (i) give the Company any information reasonably requested by the Company relating to such claim,

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

         (iv) permit the Company to participate in any proceedings relating to such claim;

provided however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         12.    Miscellaneous.
                -------------

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and performed entirely therein. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:    4 Irving Place
                                 New York, NY 10003


         If to the Company:     4 Irving Place
                                New York, NY 10003,
                                Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

         (d) Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) Failure to Assert Rights. Except as provided in Section 4(b)(ii) and 4(c)(ii), the Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (f) No Alienation. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

         (g) Entire Agreement. This Employment Agreement represents the complete agreement between the Executive and the Company relating to employment and termination and may not be altered or changed except by written agreement executed by the parties hereto or their respective successors or legal representatives. This Agreement supersedes all prior agreements and other understandings between the parties with respect to the subject matter herein, including the CECONY Employment Agreement, except for the portions thereof which have been incorporated by reference in this Agreement.

         IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                            CONSOLIDATED EDISON, INC.



                            By: E. Virgil Conway
                                E. Virgil Conway, Chairman
                                   Executive Personnel and Pension Committee

                            By: Eugene R. McGrath
                                Eugene R. McGrath